EXHIBIT 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

TUESDAY, JULY 27, 2004

UNIVERSAL COMPRESSION REPORTS

FISCAL 2005 FIRST QUARTER RESULTS

Houston, July 27, 2004 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported fiscal 2005 first quarter net income of $11.8 million, or $0.37 per diluted share.  Results in the quarter included a gain of $3.2 million on a pretax basis or $0.06 per diluted share on an after-tax basis related to the termination of interest rate swaps and a charge of $0.5 million on a pretax basis or $0.01 per diluted share on an after-tax basis related to debt extinguishment costs.  Excluding these items, net income was $10.1 million, or $0.32 per diluted share.

The Company reported net income of $11.7 million, or $0.37 per diluted share, in the fiscal 2004 fourth quarter and a net loss of $2.0 million, or $0.06 per diluted share, in the fiscal 2004 first quarter.  The fiscal 2004 first quarter results included charges of $15.8 million on a pretax basis or $0.31 per diluted share on an after-tax basis related to debt extinguishment and facility consolidation costs.  Excluding these charges, fiscal 2004 first quarter net income was $7.7 million, or $0.25 per diluted share.

Revenue was $184.9 million in the fiscal 2005 first quarter compared to $190.7 million in the fiscal 2004 fourth quarter and $152.2 million in the fiscal 2004 first quarter.  EBITDA, as adjusted (as defined below), was $55.1 million in the fiscal 2005 first quarter compared to $58.0 million in the fiscal 2004 fourth quarter and $52.5 million in the fiscal 2004 first quarter.

“The activity levels for our contract compression fleet increased throughout the first fiscal quarter and there is also a healthy demand for our fabrication and aftermarket services.  New business development activity includes recently awarded long-term contracts for approximately 45,000 horsepower of new units expected to commence operations in Latin America in six to twelve months.  Looking ahead, the outlook for fiscal 2005 continues to be positive due to strong industry conditions.  With this favorable environment, our goal remains to achieve continuing year-over-year growth in earnings per share,” said Stephen A. Snider, Universal’s President and Chief Executive Officer.

“During the first fiscal quarter, our financial position was enhanced and interest expense going forward decreased as we utilized excess cash to reduce total debt from $884 million at March 31, 2004 to $793 million at June 30, 2004.  With this debt reduction, our debt to capitalization ratio dropped to below 50%.  With a continuing strong level of cash provided by operating activities, we expect to internally fund our capital expenditure requirements in fiscal 2005,” added Michael Anderson, Universal’s Senior Vice President and Chief Financial Officer.

Guidance

For the three months ending September 30, 2004, the Company expects revenues to be $185 million to $195 million and earnings per diluted share to be $0.36 to $0.40.  For the twelve months ending March 31, 2005, the Company confirms its previous full year guidance and expects revenues of $725 million to $775 million and earnings per diluted share of $1.50 to $1.65, excluding the gain on termination of interest rate swaps and debt extinguishment costs.  Including these items, the Company expects earnings per diluted share of $1.55 to $1.70 in fiscal year 2005.   With its new projects, the Company’s capital expenditures are now expected to be $110 million to $130 million in fiscal 2005.

Conference Call

Universal will host a conference call today, July 27, 2004 at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter’s results and other corporate matters.  The conference call will be broadcast live over the Internet to provide interested persons the opportunity to listen.  The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click “Investor Home” in the “Investor Relations” section) or http://www.firstcallevents.com/service/ajwz407960281gf12.html at least 15 minutes prior to the start of the call.  A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com for approximately 90 days.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs and excluding gain on termination of interest rate swaps), operating lease expense, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Revenue:
Domestic contract compression	$70,973	$70,968	$69,199
International contract compression	22,746	21,397	19,684
Fabrication	57,362	62,655	29,260
Aftermarket services	33,793	35,690	34,084
Total revenue	184,874	190,710	152,227

Costs and expenses:
Domestic contract compression - direct costs	26,265	25,746	24,624
International contract compression - direct costs	4,913	4,440	4,199
Fabrication - direct costs	53,336	56,148	29,056
Aftermarket services - direct costs	26,612	27,588	26,149
Depreciation and amortization	22,673	22,246	20,986
Selling, general and administrative	18,215	18,165	15,926
Interest expense	16,817	17,599	19,918
Foreign currency (gain) loss	(358)	102	(1,049)
Other (income) expense	417	642	(181)
Debt extinguishment costs	475	505	14,397
Gain on termination of interest rate swaps	(3,197)	—	—
Facility consolidation costs	—	—	1,404
Total costs and expenses	166,168	173,181	155,429

Income (loss) before income taxes	18,706	17,529	(3,202)

Income taxes (benefit)	6,921	5,804	(1,233)

Net income (loss)	$11,785	$11,725	$(1,969)

Weighted average common and common equivalent shares outstanding:
Basic	31,248	30,998	30,775

Diluted	31,880	31,769	30,775

Earnings (loss) per share:
Basic	$0.38	$0.38	$(0.06)

Diluted	$0.37	$0.37	$(0.06)

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Dollars in thousands)

	Three Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Revenue:
Domestic contract compression	$70,973	$70,968	$69,199
International contract compression	22,746	21,397	19,684
Fabrication	57,362	62,655	29,260
Aftermarket services	33,793	35,690	34,084
Total	$184,874	$190,710	$152,227

Gross Profit:
Domestic contract compression	$44,708	$45,222	$44,575
International contract compression	17,833	16,957	15,485
Fabrication	4,026	6,507	204
Aftermarket services	7,181	8,102	7,935
Total	$73,748	$76,788	$68,199

Selling, General and Administrative	$18,215	$18,165	$15,926
% of Revenue	10%	10%	10%

EBITDA, as adjusted	$55,116	$57,981	$52,454
% of Revenue	30%	30%	34%

Capital Expenditures	$20,344	$18,105	$16,743

Profit Margin:
Domestic contract compression	63%	64%	64%
International contract compression	78%	79%	79%
Fabrication	7%	10%	1%
Aftermarket services	21%	23%	23%
Total	40%	40%	45%

Reconciliation of GAAP to Non-GAAP Financial Information:
Net income (loss)	$11,785	$11,725	$(1,969)
Income taxes (benefit)	6,921	5,804	(1,233)
Depreciation and amortization	22,673	22,246	20,986
Interest expense	16,817	17,599	19,918
Foreign currency (gain) loss	(358)	102	(1,049)
Facility consolidation costs	—	—	1,404
Debt extinguishment costs	475	505	14,397
Gain on termination of interest rate swaps	(3,197)	—	—
EBITDA, as adjusted (1)	$55,116	$57,981	$52,454

	June 30, 2004	March 31, 2004	June 30, 2003

Debt (2)	$792,665	$884,442	$890,179
Stockholders’ Equity	$813,508	$799,235	$750,515
Total Debt to Capitalization	49.4%	52.5%	54.3%

(1) Management believes disclosure of EBITDA, as adjusted, a non-GAAP measure, provides useful information to investors because, when viewed with our GAAP results and accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone.  Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, a comparability measure, a performance measure for period to period comparisons and a valuation measure.

(2) Debt includes capital lease obligations

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Horsepower in thousands)

	Three Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Total Horsepower Available (at period end):
Domestic contract compression	1,899	1,904	1,959
International contract compression	424	417	408
Total	2,323	2,321	2,367

Average Contracted Horsepower:
Domestic contract compression	1,626	1,630	1,637
International contract compression	388	372	344
Total	2,014	2,002	1,981

Horsepower Utilization:
Spot (at period end)	87.6%	86.1%	85.0%
Average	86.7%	86.4%	84.3%

Fabrication Backlog (in millions)	$81	$88	$81

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